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                                                                  EXHIBIT 10(h)

                               CATERPILLAR INC.
                      DIRECTORS' CHARITABLE AWARD PROGRAM

1.   PURPOSE OF THE PROGRAM

     Under the Caterpillar Inc. Directors' Charitable Award Program (the "Program"), Caterpillar Inc. (the "Company") will make a donation of up to $1,000,000 on behalf of each eligible Director. The donation will be made by the Company, in the Director's name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. Of the total donation amount, 50% will be donated to the eligible tax-exempt organization(s) (the "Donee(s)") selected by the Director, and the remaining portion of the donation will be made to the Caterpillar Foundation (the "Foundation"). The purpose of the Program is to acknowledge the service of the Company's Directors, recognize the interest of the Company and its Directors in supporting worthy educational institutions and charitable organizations, provide an additional means of support to the Foundation, and enhance the Company's Director benefit program so that the Company is able to continue to attract and retain Directors of the highest caliber.

2.   ELIGIBILITY

     All persons serving as Directors of the Company as of April 1, 1993, shall be eligible to participate in the Program. All Directors who join the Company's Board of Directors after that date shall be immediately eligible to participate in the Program upon election to the Board.

3.   DONATION AMOUNT

     While serving as a Director, the donation amount for a Director will be determined based on the Director's months of Board service, in accordance with the following schedule:


                Months of       Selected Charity       Foundation
                 Service            Donation            Donation
                ---------       ----------------       ----------
               0-11 months         $       0            $      0
               12-23                 100,000             100,000
               24-35                 200,000             200,000
               36-47                 300,000             300,000
               48-59                 400,000             400,000
               60 or more            500,000             500,000

     A Director will continue to be eligible to participate in the program after he or she terminates Board service. The total donation amount in effect on the date a Director's Board service terminates shall be continued based upon his or her months of service on that date. However, notwithstanding this schedule, a Director will be treated as having served for 60 or more months if he or she terminates Board service as a result of disability or mandatory retirement.

     In determining a Director's total donation amount, Board service prior to the effective date of the Program (even if it is not continuous service) will be counted.

4.   RECOMMENDATION OF DONATION

     When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Company donation to be made on his or her behalf. A Director may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company. Each eligible Director may choose one Donee to receive a Company donation of $500,000, or up to five Donees to receive donations aggregating $500,000. Each recommended Donee must be recommended to receive a donation of at least $100,000.

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5.   TIMING OF DONATION

     The donation made on a Director's behalf will be made by the Company in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. The first five installments (the Donee installments) will be donated to the Director's selected Donee(s), and the last five installments (the Foundation installments) will be donated to the Foundation. If a Director recommends more than one Donee to receive a donation, unless otherwise instructed by the Director, each will receive a prorated portion of each Donee installment. Each Donee installment payment will be divided among the recommended Donees in the same proportions as the total donation amount has been allocated among the Donees by the Director. However, a Director may instruct the Company to allocate the installment payments in a different manner.

6.   DONEES

     In order to be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization, and must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code. Also, the organization must be reviewed and approved by the Vice President and Manager of the Foundation. An organization will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of the Company. Private foundations (except for the Foundation) are not eligible to receive donations under the Program.

7.   FUNDING AND PROGRAM ASSETS

     The Company may fund the Program or it may choose not to fund the Program. If the Company elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Company. If the Company elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8.   AMENDMENT OR TERMINATION

     The Board of Directors of the Company may, at any time, without the consent of the Directors participating in the Program, amend, suspend or terminate the Program.

9.   ADMINISTRATION

     The Program shall be administered by the Company. The Company shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend and rescind rules, regulations and procedures relating to the Program. The determinations of the Company on the foregoing matters shall be conclusive and binding on all interested parties.

10.  GOVERNING LAW

     The Program shall be construed and enforced according to the laws of the State of Illinois, and all provisions thereof shall be administered according to the laws of said State.

11.  EFFECTIVE DATE

     The effective date of the Program is April 1, 1993. The recommendation of an individual Director will be effective when he or she completes all enrollment requirements.